Exhibit 10.1

SHARE PURCHASE AND REDEMPTION AGREEMENT

Dated as of April 21, 2011
by and among

PLATINUM PARI-MUTUEL GROUP,

GLOBAL PARI-MUTUEL SERVICES, INC.

and

JAMES A. EGIDE
solely for purposes of Article V, Sections 6.4 and 6.9 and Article IX

TABLE OF CONTENTS

Page

ARTICLE I	SALE AND PURCHASE OF THE SHARES; REDEMPTION	1

1.1	Sale and Purchase of Capital Stock of the Companies	1
1.2	Redemption; Shares Consideration	1
1.3	Closing	1

ARTICLE II	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES	2

2.1	Consents and Approvals	2
2.2	Title to the Shares	2
2.3	Capitalization	2
2.4	Lower Subsidiary	2

ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING SELLER	2

3.1	Corporate Organization	2
3.2	Authorization	3
3.3	Non-Contravention	3
3.4	Brokers and Finders	3

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	3

4.1	Corporate Organization	3
4.2	Authorization	3
4.3	Non-Contravention; Consents; Filings	4
4.4	Investment Representations	4
4.5	Seller’s Liability.	4
4.6	Brokers and Finders	4
4.7	Purchaser Is the Owner of the Shares Consideration	5
4.8	Solvency	5

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND EGIDE REGARDING SELLER	5

5.1	No Undisclosed Liabilities	5
5.2	Interim Changes	5
5.3	Litigation	5
5.4	No Violation; Compliance with Law.	6
5.5	Contracts and Commitments.	6
5.6	Related Party Transactions	7
5.7	Taxes.	7
5.8	Shell Corporation Status	7

ARTICLE VI	ADDITIONAL AGREEMENTS	7

6.1	Conduct of Business by the Companies	7
6.2	Cooperation of Parties.	9
6.3	Public Announcements	10
6.4	Certain Tax Matters.	10
6.5	Indemnification of Directors, Officers, etc. of the Companies	12
6.6	Access to Information	12
6.7	Fiduciary Obligations.	12
6.8	Confidentiality	13
6.9	Non-competition; Non-solicitation.	13
6.10	Use of Names.	14
6.11	Share Certificate Legend Removal	15
6.12	Options Forfeitures	15
6.13	Stock Powers	15

ARTICLE VII	SURVIVAL AND INDEMNIFICATION	15

7.1	Survival of Representations and Warranties	15
7.2	Indemnification by Seller	15
7.3	Indemnification by Purchaser	16
7.4	Exclusive Remedy	16
7.5	Claim Procedure	16

ARTICLE VIII	CONDITIONS TO CLOSING; TERMINATION	17

8.1	Conditions to Obligations of Purchaser	17
8.2	Conditions to Obligations of Seller	18
8.3	Termination of Agreement	19
8.4	Effect of Termination	21

ARTICLE IX	GENERAL PROVISIONS	21

9.1	Definitions	21
9.2	Amendment and Waiver	25
9.3	Notices	25
9.4	Entire Agreement; Assignment; Governing Law	26
9.5	Parties in Interest	27
9.6	Equitable Remedies; Jurisdiction	27
9.7	Interpretation	27
9.8	Expenses	27
9.9	Severability	27
9.10	Counterparts	28

This SHARE PURCHASE AND REDEMPTION AGREEMENT, dated as of  April 21, 2011 (this “Agreement”), is made by and among Platinum Pari-Mutuel Group, a Nevada corporation (“Purchaser”), Global Pari-Mutuel Services, Inc. a Nevada corporation (“Seller”), and James A. Egide, solely for purposes of Article V, Sections 6.4 and 6.9 and Article IX (“Egide”).  Purchaser, Seller and Egide are each sometimes referred to herein individually as a “Party” and together as the “Parties.”  Capitalized terms used in this Agreement are defined as set forth in Section 9.1 hereof.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of each of Royal Turf Club, Inc., a Nevada corporation (“RTCN”), and Royal Turf Club Ltd., a company organized under the laws of the Federation of Saint Kitts and Nevis (“RTCK” and, together with RTCN, the “Companies”);

WHEREAS, RTCN owns 50% of Royal Turf Club Limited, a public company registered under the laws of Antigua (the “Lower Subsidiary”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the outstanding shares of capital stock of the Companies.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES; REDEMPTION

1.1           Sale and Purchase of Capital Stock of the Companies.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in all of the outstanding Shares for the Shares Consideration (as hereinafter defined).

1.2           Redemption; Shares Consideration.  In consideration of, and in payment for, the aforesaid sale of the outstanding Shares, on the Closing Date, Purchaser shall or shall cause its Affiliates to transfer to Seller an aggregate of 7,000,000 shares of Seller’s common stock, par value $0.001 per share (the “Common Stock”), by delivery of the stock certificates in respect of such shares of Common Stock, with stock powers, signature guaranteed, duly executed in blank, to Seller which shares of Common Stock shall be redeemed by Seller and held in treasury thereby (the “Shares Consideration”).

1.3           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York, on the second Business Day after all of the conditions to the obligations of the Parties to consummate the transactions, set forth in Sections 8.1 and 8.2 hereof (other than conditions with respect to actions the respective parties will take at the Closing itself), are satisfied or waived, or on such other date, time and place as Purchaser and Seller may mutually determine (the date on which the Closing takes place being the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Seller hereby represents and warrants to Purchaser as follows:

2.1           Consents and Approvals.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not require any filing with, or the permission, authorization, consent or approval of, any Governmental Entity, other than those (i) that may be necessary as a result of any facts or circumstances relating solely to Purchaser; and (ii) the failure of which to be made or obtained would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2           Title to the Shares.  To the Knowledge of Seller, Seller has good and marketable title to the Shares and the valid and enforceable right to such Shares, free and clear of all Liens.  To the Knowledge of Seller, the delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to the Shares in Purchaser, free and clear of all Liens except (a) as contemplated by this Agreement and (b) to the extent of any Liens resulting from the actions of Purchaser or its Affiliates.

2.3           Capitalization.  To the Knowledge of Seller, other than the Shares, neither of the Companies has any shares of any kind issued and outstanding, nor does either of the Companies have any issued securities convertible into or exchangeable for, or carrying the right to acquire, any equity security of either of the Companies.  To the Knowledge of Seller, neither Seller nor either of the Companies is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller, Purchaser or either of the Companies to sell, transfer, or otherwise dispose of any capital stock of either of the Companies.  To the Knowledge of Seller, neither Seller nor either of the Companies is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of either of the Companies.

2.4           Lower Subsidiary.  To the Knowledge of Seller, RTCN owns 50% of the outstanding shares or other ownership interests of the Lower Subsidiary.  To the Knowledge of Seller, upon the consummation of the transactions contemplated by this Agreement, Purchaser will own 50% of the outstanding shares or other ownership interests of the Lower Subsidiary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1           Corporate Organization.  Seller is a corporation validly existing and in good standing under the laws of the State of Nevada.

3.2           Authorization.  Seller has the requisite corporate power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Seller (the “Board”).  Other than as contemplated by this Agreement, no additional proceedings on the part of Seller are necessary to authorize Seller’s execution, delivery and performance of this Agreement and Seller’s consummation of the transactions contemplated hereby.   This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting or relating to creditor’s rights generally and general equitable principles.

3.3           Non-Contravention.  Assuming compliance with the matters referenced in Section 2.1, the execution, delivery and performance by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with any of the provisions hereof do not and will not conflict with or violate any provision of the articles of incorporation or by-laws of Seller, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Seller and its Subsidiaries, taken as a whole (a “Seller Material Adverse Effect”).

3.4           Brokers and Finders.  Seller has not employed any broker, finder, investment banker, financial advisor or similar professional or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1           Corporate Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2           Authorization.  Purchaser has the requisite corporate power, capacity and authority, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Purchaser.  No additional proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery and performance of this Agreement and Purchaser’s consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting or relating to creditor’s rights generally and general equitable principles.

4.3           Non-Contravention; Consents; Filings.  The execution, delivery and performance by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof do not and will not conflict with or violate any provision of the articles of incorporation or by-laws of Purchaser, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser.

4.4           Investment Representations.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Shares.  Based on their current and prior positions at the Companies, Purchaser’s directors and executive officers have access to the documents, information and records of the Companies and have extensive knowledge of the business and financial condition of the Companies, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective properties, assets, business, condition (financial or otherwise), documents, information and records.  Purchaser is acquiring the Shares for its own account, not as a nominee or agent, and for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares.

4.5           Seller’s Liability.

(a)           Except for the representations and warranties contained in Articles II and III of this Agreement, Purchaser acknowledges and agrees that none of Seller, the Companies or the Lower Subsidiary, or any of their respective directors, officers, stockholders, members, Affiliates, controlling Persons, employees, agents, advisors or representatives (collectively, the “Seller Parties”) makes or has made any representation or warranty, either express or implied, with respect to the Shares, Seller, the Companies or the Lower Subsidiary or otherwise, or with respect to any information provided to Purchaser or any of its Affiliates or representatives, whether on behalf of Seller, the Companies or the Lower Subsidiary or any other Person, including as to (i) the use of the assets of the Companies or the Lower Subsidiary and the operation of their respective businesses after the Closing, or (ii) the probable success or profitability of the ownership, use or operation of the Shares, the Companies or the Lower Subsidiary by Purchaser after the Closing.

(b)           Except pursuant to the provisions of this Agreement or applicable law or regulation, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser, its Affiliates or any other Person with respect to the sale of the Companies in accordance with this Agreement resulting from the distribution to or use by Purchaser, its Affiliates or representatives of any information relating to the Shares, Seller, the Companies or the Lower Subsidiary or otherwise, including any information, document, or material made available to Purchaser, its Affiliates or representatives in any form in connection with the transactions contemplated by this Agreement.

4.6           Brokers and Finders.  Purchaser has not employed any broker, finder, investment banker, financial advisor or similar professional or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.7           Purchaser Is the Owner of the Shares Consideration.  Purchaser has good and marketable title to the Shares Consideration and the valid and enforceable right to such Shares Consideration, free and clear of all Liens.  The delivery to Seller of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to the Shares Consideration in Seller, free and clear of all Liens except (a) as contemplated by this Agreement and (b) to the extent of any Liens resulting from the actions of Seller.  Purchaser has not entered into any contract with respect to the sale or other disposition of any of the Shares Consideration, other than this Agreement.  The Shares Consideration is subject to no options, agreements or other restrictions of any kind.

4.8           Solvency.  Prior to the consummation of the transactions contemplated by this Agreement, Purchaser is Solvent (as such term is defined in Article IX below).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND EGIDE REGARDING SELLER

Each of Purchaser and Egide, severally but not jointly and as to itself and not the other, hereby represents and warrants to Seller as follows:

5.1           No Undisclosed Liabilities.  To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries has any liabilities of any nature (whether absolute, accrued, contingent or otherwise), other than (a) liabilities as and to the extent reflected or specifically reserved against in Seller’s balance sheet as of December 31, 2010 included in Seller’s Registration Statement on Form 10 filed with the SEC or disclosed in the notes thereto, (b) liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (c) liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice.

5.2           Interim Changes.  To the Knowledge of Purchaser, since December 31, 2010, except for the transactions specifically required by this Agreement, (a) each of Seller and its Subsidiaries has been operated in all material respects only in the ordinary course of business consistent with past practice and (b) through the date of this Agreement, there has not occurred any event, circumstance, change or effect that, individually or when aggregated with other such events, circumstances, changes or effects, has had or would reasonably be expected to have a Seller Material Adverse Effect.

5.3           Litigation.  To the Knowledge of Purchaser, as of the date of this Agreement, there is no claim, action, suit or proceeding by or before any Governmental Entity pending or threatened, against or involving Seller or its Subsidiaries or affecting any properties or assets of Seller or its Subsidiaries that has had or would reasonably be expected to have a Seller Material Adverse Effect.  To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries is subject to any order, writ, injunction or decree that has had or would reasonably be expected to have a Seller Material Adverse Effect.

5.4           No Violation; Compliance with Law.

(a)           To the Knowledge of Purchaser, the operations of Seller and its Subsidiaries currently are, and at all times since Seller’s inception have been, conducted in all material respects in compliance with all applicable laws and regulations, and with all requirements of all Governmental Entities having jurisdiction over Seller and its Subsidiaries.

(b)           To the Knowledge of Purchaser, Seller has obtained all material permits, authorizations, consents, approvals or similar authority, and made all material notifications and applications to Governmental Entities, that Seller or any of its Subsidiaries is required to obtain or make under applicable law.

(c)           To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries is in violation or breach of, or in default under (and no event has occurred that with notice or lapse of time or both would constitute such a breach, violation or default or give rise to any right of termination, cancellation or acceleration under) any (i) term, condition or provision of its organizational documents, (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or its Subsidiaries, or (iii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii) hereof, any such violation, breach or default as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.5           Contracts and Commitments.

(a)           To the Knowledge of Purchaser, each of the contracts to which Seller and/or its Subsidiaries is a party is a valid and binding obligation of Seller and/or of the relevant Subsidiary and is enforceable against the Seller and/or the relevant Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting or relating to creditor’s rights generally and general equitable principles.  To the Knowledge of Purchaser, neither Seller nor its Subsidiaries is in default or breach in any material respect under any contract to which it is a party and no event has occurred that would constitute such default or breach under the terms of any such contract.  To the Knowledge of Purchaser, as of the date hereof, there are no material disputes pending or threatened in writing with respect to any such contract.

(b)           To the Knowledge of Purchaser, since December 7, 2010, neither of the Companies or the Lower Subsidiary has entered into any contracts or commitments relating to the Companies or the Lower Subsidiary with respect to which the Board has not received written notice.

(c)           To the Knowledge of Purchaser, since December 7, 2010, other than with respect to the Companies or the Lower Subsidiary only, Egide has not and no other Affiliate of Purchaser has, acted on behalf of Seller or held itself out to any third party as having the authority to bind Seller.

5.6           Related Party Transactions.  To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries has a financial obligation to any Affiliate and, except as contemplated by this Agreement or as disclosed by Seller in its filings with the SEC, is a party to any transactions with any Affiliate.  To the Knowledge of Purchaser, no Affiliate of Seller or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, including intellectual property, materially necessary to the conduct of the business of Seller.

5.7           Taxes.

(a)           To the Knowledge of Purchaser, each of Seller and it Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable laws and regulations; all such Tax Returns were correct and complete in all material respects; all material Taxes due and owing by or with respect to Seller and its Subsidiaries have been paid; and there are no material Liens for Taxes upon any of the assets of Seller or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           To the Knowledge of Purchaser, each of Seller and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, member or other third party.

(c)           To the Knowledge of Purchaser, there is no material dispute or claim concerning any Tax liability of Seller or any of its Subsidiaries currently pending of which Seller or any of its Subsidiaries has received written notice as of the date hereof.  Purchaser or Egide has delivered, caused to be delivered or made available to Seller, true and complete copies of all federal and all material state, and local income Tax Returns filed, and any examination reports and statements of deficiencies assessed against or agreed to by Seller or its Subsidiaries since Seller’s inception.

(d)           To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries is a party to or bound by any material closing agreement.  To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries is bound by any material tax sharing, tax indemnity, tax allocation or similar agreement other than customary agreements entered into in the ordinary course of business of Seller with vendors, suppliers, lessors of property and the like.

(e)           To the Knowledge of Purchaser, neither Seller nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Seller or its Subsidiaries) as a transferee or successor.

5.8           Shell Corporation Status.  Purchaser and Egide believe that Seller is not and since its inception has never been a “shell corporation” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Conduct of Business by the Companies.  Except as otherwise expressly permitted by this Agreement, as may be required by applicable law or as may be consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.3, Seller shall cause the Companies to conduct their respective businesses in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and preserve its relationships with significant customers, suppliers, licensors, licensees, and others having business dealings with the Companies. Without limiting the generality of the foregoing, and except for matters as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not, and shall not permit the Companies to:

(a)           adopt any change in the organizational documents of the Companies or the Lower Subsidiary;

(b)           merge or consolidate the Companies or the Lower Subsidiary with any Person;

(c)           authorize any direct or indirect redemption or acquisition of any shares of capital stock of the Companies or the Lower Subsidiary;

(d)           split, combine or reclassify any capital stock of the Companies or the Lower Subsidiary or issue any other security in respect of, in lieu of or in substitution for shares of capital stock of the Companies or the Lower Subsidiary or repurchase, redeem or otherwise acquire any shares of capital stock of the Companies or the Lower Subsidiary;

(e)           make any change in the authorized or issued capital stock of the Companies or the Lower Subsidiary or issue, deliver, pledge, encumber, sell, or purchase any shares of capital stock or securities convertible into, or rights, warrants or options to acquire, any shares of capital stock or other convertible securities of the Companies or the Lower Subsidiary;

(f)           sell, lease or otherwise dispose of an amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material joint venture) that is material, individually or in the aggregate, to the Companies and the Lower Subsidiary, taken as a whole, other than (i) sales or other dispositions of inventory and other assets in the ordinary course of business and (ii) leases and subleases of real property and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business;

(g)           effect any material acquisition by the Companies or the Lower Subsidiary, by purchase or other acquisition of stock or other equity interests by the Companies or the Lower Subsidiary, by merger, consolidation or other business combination (including by formation of a material joint venture) involving the Companies or the Lower Subsidiary or by any material property transfers or material purchases by the Companies or the Lower Subsidiary of any property or assets from any Person;

(h)           pledge or otherwise encumber shares of capital stock or other voting securities of the Companies or the Lower Subsidiary;

(i)           mortgage or pledge any material assets of the Companies or the Lower Subsidiary, tangible or intangible, or create, assume or suffer to exist any Lien thereupon, other than in the ordinary course of business;

(j)           enter into, renew, extend, amend or terminate any material contract that is or would be material to the Companies and the Lower Subsidiary, taken as a whole, other than in the ordinary course of business consistent with past practice;

(k)           materially increase the compensation of any officer of the Companies or the Lower Subsidiary;

(l)           make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Companies or the Lower Subsidiary, except insofar as may have been required by a change in GAAP or law;

(m)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the Companies or the Lower Subsidiary, or enter into a letter of intent or agreement in principle with respect thereto; or

(n)           authorize, agree or commit to do any of the foregoing.

6.2           Cooperation of Parties.

(a)           Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated in this Agreement, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from any Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

(b)           Subject to applicable laws and regulations relating to the exchange of information, each Party shall (i) keep the others apprised of the status of matters relating to the completion of the transactions contemplated hereby; (ii) permit counsel for the other Parties reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity with respect to the transactions contemplated hereby; (iii) not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate; and (iv) promptly furnish the other Parties with copies of all correspondence, filings and other written communications between any Party, on the one hand, and any third party and/or any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

6.3           Public Announcements.  Purchaser will and will cause each of its stockholders and its Affiliates to consult with Seller before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or the rules and regulations of any Governmental Entity, will not issue any such press release or make any such public statement without the consent of Seller.

6.4           Certain Tax Matters.

(a)           Purchaser shall pay and shall be responsible for all transfer, documentary, sales, use, stamp, registration or similar Taxes (“Transfer Taxes”) incurred by any Party in connection with the transactions contemplated by this Agreement.  Seller and Purchaser shall cooperate with respect to the preparation and filing of any Transfer Tax Returns.

(b)           Seller shall indemnify and hold the Purchaser Indemnified Persons harmless with respect to (i) any and all Pre-Closing Taxes to be paid as determined by the Tax Returns described in Section 6.4(e) hereof, and (ii) all costs and expenses, including attorneys’ fees, attributable to any item in clause (i).

(c)           Purchaser, Egide and the Companies shall be solely responsible for, and indemnify and hold the Seller Indemnified Parties harmless with respect to (i) all Taxes imposed on the Companies and the Lower Subsidiary other than Taxes that are Seller’s obligation pursuant to Section 6.4(b) and (ii) any costs or expenses, including attorneys’ fees, attributable to any item in clause (i).

(d)           Any rights to indemnification pursuant to this Section 6.4 are referred to herein as the “Tax Indemnities”.  Payment in full of any amount due from Seller or Purchaser, Egide and the Companies, as the case may be, under this Section 6.4 shall be made to the Purchaser Indemnified Person or the Seller Indemnified Person, as the case may be, in immediately available funds no later than the later of (i) five (5) Business Days before the date payment of the Taxes to which such payment relates is due, and (ii) fifteen days after written demand is made for such payment.  Notwithstanding anything in this Agreement to the contrary, Tax claims and indemnification for any and all Tax matters shall be governed exclusively by this Section 6.4 and the provisions contained in Article VII shall not apply, except for Section 7.6.

(e)           Seller shall prepare, or cause to be prepared, all Tax Returns of the Companies and the Lower Subsidiary that are required to be filed (taking into account extensions) after the Closing Date with respect to taxable periods that end on or before or include the Closing Date and shall deliver each such Tax Return to Purchaser no later than five (5) Business Days prior to the due date for filing.  Purchaser shall promptly file each such Tax Return, but in no event later than the due date for filing.  Purchaser and Egide shall make available to Seller all documents and records, including workpapers, schedules and information, reasonably requested by Seller in connection with its preparation of such Tax Returns.  Except with the consent of Seller (which consent Seller shall not withhold or delay unreasonably), Purchaser shall not amend any Tax Return of the Companies or the Lower Subsidiary for any taxable periods that end on or before or include the Closing Date.

(f)           The Parties agree to furnish or cause to be furnished to each other as promptly as practicable, such information (including access to books and records) and assistance as is reasonably requested for the filing of any Tax Returns, the preparation for any audit, or the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.  Out of pocket costs incurred in connection with complying with such a request shall be reimbursed by the requesting Party.  The Companies shall retain in their respective possessions, and shall provide Seller reasonable access to (including the right to make copies thereof), for a period of seven (7) years after the Closing Date, such supporting books and records and any other materials that Seller may reasonably specify with respect to matters relating to Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date.

(g)           This Section 6.4(g) shall govern the procedures for notifying a Party of a claim with respect to Taxes and the manner in which Tax related audits and contests will be conducted.  Each Party shall promptly notify the other Party upon receipt of any notice from a taxing authority that could reasonably be expected to affect the Tax liability of such Party with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date (including any indemnification obligations pursuant to this Section 6.4).  Seller shall have the exclusive right (but not the obligation) to represent the interests of the Companies or the Lower Subsidiary in any audit or administrative or court proceeding relating to Taxes for any taxable periods of the Companies or the Lower Subsidiary which end on or before or include the Closing Date and to employ counsel of its choice at its expense; provided that Purchaser shall be entitled to receive copies of all material correspondence and be provided with reasonable notice and opportunity to participate in all material meetings and telephone conversations regarding the same, at its own expense, if the settlement or other disposition of the Tax audit or proceeding reasonably can be expected to materially affect the Tax liability of Purchaser for taxable periods ending after the Closing Date.  Neither Seller, on the one hand, nor Purchaser and the Companies, on the other hand, shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect Purchaser or the Companies, on one hand, or Seller, on the other hand, without the written consent of Purchaser or Seller, respectively, which consent may not be unreasonably withheld or delayed.

(h)           Seller shall be entitled to any refund or credit of or against Pre-Closing Taxes (and any interest or penalty rebate with respect to such refund or credit).  Purchaser shall forward, and shall cause its Affiliates to forward, to Seller, the amount of such refund or credit within ten (10) days after such refund is received or applied against another Tax liability, as the case may be.

(i)           The obligations set forth in this Section 6.4 shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the related Tax.

6.5           Indemnification of Directors, Officers, etc. of the Companies.  Purchaser shall ensure that for a period of six (6) years from and after the date of this Agreement, the Companies shall, and shall cause its successors in interest to, comply with the provisions of the Companies’ respective organizational documents in effect on the date hereof in respect of indemnification for acts and omissions occurring prior to the date of this Agreement, regardless of whether such organizational documents are amended, terminated or otherwise cease to be in effect.

6.6           Access to Information.  From and after the Closing, Purchaser shall afford to Seller’s counsel, financial advisors, auditors and other authorized representatives, upon at least five (5) Business Days’ notice, reasonable access during normal business hours to the books and records of the Companies pertaining to the operations of the Companies prior to the date of this Agreement, access to the Companies’ respective financial and other data and information and reasonable access to the Companies’ personnel, in each case as Seller reasonably requests in order to conduct an audit, prepare financial statements or any other reports, filings or submissions of Seller and its Subsidiaries with respect to the operations of the Companies prior to the date of this Agreement, for a period of six (6) years following the Closing Date in connection with any reasonable business purposes; provided that nothing in this Agreement shall limit Seller’s rights of discovery.  Purchaser agrees to hold all of the books and records of the Companies (other than records relating to Taxes, which shall be governed by Section 6.4) existing on the date of this Agreement in accordance with Purchaser’s standard record retention policies; provided that Purchaser shall not destroy, alter or dispose of any of such books and records for a period of six (6) years from the date of this Agreement or such longer time as may be required by law without first offering to give them to Seller in a writing delivered to Seller at least 90 calendar days prior to such destruction or disposition.

6.7           Fiduciary Obligations.

(a)           Purchaser acknowledges that nothing in this Agreement shall prevent Seller or the Board, at any time prior to the Closing, from: (i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating to the Companies or giving access to the Companies to, any Person who has made a bona fide inquiry that is reasonably expected to result in a Takeover Proposal, if the Board: (A) determines, acting reasonably and in good faith, and by a majority of the entire Board, that such a Takeover Proposal, if made, may constitute a Superior Proposal, but only so long as Seller and the Companies have caused such Person to enter into a confidentiality agreement with Seller, except that the confidentiality agreement between such Person and Seller shall not restrict, limit or prohibit any of Seller or the Companies from fulfilling their obligations under, or complying with, this Agreement, and (B) has (1) determined, after consultation with outside legal counsel, that such Takeover Proposal, if made, may constitute a Superior Proposal, and (2) determined, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the stockholders of Seller under applicable law; and (ii) following the actions permitted under clause (i) above only, withdrawing or modifying its approval of this Agreement and entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal, if (A) the Board determines that a bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (B) all of the provisions of this Section 6.7 have been complied with in all material respects by the Companies and Seller and (C) the Board has (1) acted reasonably and in good faith by a majority of the entire Board, (2) determined, after consultation with outside legal counsel, that such bona fide, written and unsolicited Takeover Proposal may constitute a Superior Proposal, (3) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of the Board’s fiduciary obligations to the stockholders of Seller under applicable law, (4) has afforded Purchaser a four (4) Business Day period during which period Seller has engaged in good faith negotiations with Purchaser in order to amend this Agreement in such a manner such that the subject unsolicited Takeover Proposal is no longer a Superior Proposal and (5) Seller terminates this Agreement pursuant to Section 8.3(f).

(b)           For the avoidance of doubt, Seller may at any time provide any information to and discuss or negotiate with any Person with whom Seller wishes, provided that prior to the earlier of the Closing of the transactions contemplated hereby or the termination of this Agreement, any such information, unless in accordance with this Section 6.7, shall not include information with respect to the Companies or a potential Takeover Proposal and all discussions or negotiations, unless in accordance with this Section 6.7, shall be subject to the transactions contemplated hereby.

6.8           Confidentiality.  Each of Seller and the Companies, on the one hand, and Purchaser, on the other, agrees not to disclose or use at any time (and such Person shall cause each of its Subsidiaries and Affiliates not to use or disclose at any time) any Confidential Information or any confidential information relating to the remaining businesses of Seller, as the case may be.  Each of Seller and the Companies, on the one hand, and Purchaser, on the other hand, further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and such confidential information related to the remaining business of Seller, as the case may be, and to protect it against disclosure, misuse, espionage, loss and theft.  In the event that Seller or the Companies, on the one hand, or Purchaser, on the other hand, or any of their respective Subsidiaries or Affiliates is required by law to disclose any Confidential Information or the confidential information related to Seller’s remaining business, as the case may be, Seller and the Companies, on the one hand, and Purchaser, on the other hand, shall promptly notify Purchaser or Seller, as the case may be, in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall cooperate with Purchaser or Seller, as the case may be, to preserve the confidentiality of such information consistent with applicable law.

6.9           Non-competition; Non-solicitation.

(a)           For a period beginning on the Closing Date (the “Commencement Date”) until the date that is twenty-four (24) months after the Commencement Date, each of Purchaser and Egide will not, and will cause their respective stockholders and Affiliates not to, directly or indirectly, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the remaining businesses of Seller, as presently conducted or presently proposed to be conducted during such twenty-four (24) month term, anywhere where Seller’s remaining business is presently conducted, presently proposed to be conducted or conducted during such twenty-four (24) month term; provided, however, that in no event shall this limitation apply to the business of online pari-mutuel wagering on thoroughbred, harness or greyhound racing. The Parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing may be inadequate and that Seller, in addition to any other relief available to it, will be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. Nothing herein contained shall be deemed to prohibit Purchaser, Egide or any of its respective stockholders and Affiliates from investing funds, solely on a passive basis, in securities of a corporation or partnership, regardless of its business, if the securities of such corporation or partnership are listed for trading on a national stock exchange or are traded in the over-the-counter market and the holdings of Purchaser, Egide or any of its respective stockholders and Affiliates therein represent less than 5% of the total number of shares or principal amount of other securities of such corporation or partnership outstanding.

(b)           For a period beginning on the Commencement Date until the date which is twenty-four (24) months after the Commencement Date, each of Purchaser and Egide will not, and will cause their respective directors, officers, employees, stockholders and Affiliates not to, without the written consent of Seller, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any person who is then an employee of Seller or any of its Affiliates, or induce or attempt to induce any employee to leave his or her employment with Seller or any of its Affiliates; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the remaining businesses of Seller, as presently conducted or presently proposed to be conducted, (including any existing or former customer of Seller or any Person that becomes a client or customer of the remaining businesses of Seller after the Closing) or any other Person who has a material business relationship with the remaining businesses of Seller, to terminate or modify any such actual or prospective relationship.

(c)           The Parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

6.10           Use of Names.

(a)           Use of Name by Seller.  Seller shall take all such actions not later than the Closing Date as may be required to remove the Companies’ names from Seller’s website.  After the Closing, neither Seller nor any Affiliate of Seller will use the name “Royal Turf Club”, or any similar variant thereof or any abbreviated version of the foregoing, anywhere in the world for any purpose, without the prior written consent of Purchaser, except that nothing contained herein shall be construed to limit Seller’s ability to use the Companies’ names if required by applicable law, including in its filings with the SEC.

(b)           Use of Name by Purchaser, the Companies and the Lower Subsidiary. Purchaser shall, and shall cause the Companies and the Lower Subsidiary to, take all such actions not later than the Closing Date as may be required to remove Seller’s name and any reference to a continuing affiliation therewith from the Companies’ websites, including the www.trackplayer.com website.  After the Closing, neither Purchaser, the Companies, the Lower Subsidiary nor any of their respective Affiliates will use the name “Global Pari-Mutuel Services”, or any similar variant thereof or any abbreviated version of the foregoing, anywhere in the world for any purpose, without the prior written consent of Seller; except that nothing herein shall be construed to limit or restrict Purchaser’s right to disclose such name only in a historical context in describing the Companies to the extent necessary to comply with any law, statute, regulation or legal process.

6.11           Share Certificate Legend Removal.  Immediately following the Closing and subject to compliance with all applicable laws, rules and regulations, Seller shall remove all restricted legends placed by Seller on the certificates evidencing the shares of Common Stock held by the shareholders of Seller immediately following the Closing that are contributing shares that comprise the Shares Consideration.

6.12           Options Forfeitures.  Following the Closing, Purchaser shall and shall cause Egide to use its/his commercially reasonable efforts to obtain and deliver to Seller executed and notarized releases, in a form satisfactory to Seller, from each holder of options to purchase shares of Common Stock listed on Exhibit A to the Options Representation Letter (as hereinafter defined) if such holder has also executed an option extension agreement in connection with this Agreement.

6.13           Stock Powers.  Following the Closing, Purchaser shall and shall cause Egide to use its/his best efforts to obtain and deliver to Seller stock powers, signature guaranteed, duly executed in blank, that were not delivered to Seller on or prior to the Closing, for the stock certificates in respect of the Shares Consideration.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1           Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement and the rights to indemnification under this Agreement with respect thereto will survive the date of this Agreement for a period of twenty-four (24) months after the Closing Date, except that the representations contained in Sections 3.1 (Corporate Organization), 3.2 (Authorization), 4.1 (Corporate Organization), 4.2 (Authorization) and Article V shall each survive until thirty (30) days after the expiration of the relevant statute of limitations.

7.2           Indemnification by Seller.  Subject to the limitations set forth in Section 7.4 hereof, and provided Purchaser makes a written claim for indemnification against Seller in accordance with Section 7.5 hereof within the survival period provided under Section 7.1, Seller shall indemnify and hold each Purchaser Indemnified Person harmless from any and all Losses that any Purchaser Indemnified Person may incur due to:

(a)           any breach of any of the representations or warranties of Seller contained in Articles II or III hereof; or

(b)           the breach of any covenant, undertaking, agreement or other obligation of Seller contained in this Agreement.

7.3           Indemnification by Purchaser.  Subject to the limitations set forth in Section 7.4 hereof, and provided Seller makes a written claim for indemnification against Purchaser in accordance with Section 7.5 hereof within the survival period provided under Section 7.1, Purchaser shall indemnify and defend the Seller Indemnified Persons against and hold each Seller Indemnified Person harmless from any and all Losses that any Seller Indemnified Person may incur due to: (i) any breach of any of the representations and warranties of Purchaser and Egide contained in Article IV or Article V hereof; or (ii) the breach of any covenant, undertaking, agreement or other obligation of Purchaser or Egide contained in this Agreement.

7.4           Exclusive Remedy.  The remedies contemplated in Section 6.4 and this Article VII shall constitute the sole and exclusive monetary remedy and recourse for monetary damages of Purchaser and any Purchaser Indemnified Persons against Seller, and of Seller and any Seller Indemnified Persons against Purchaser, in connection with any breaches or inaccuracies of any representation or warranty, or any breach or non-performance, partial or total, of any covenant or agreement, contained herein.

7.5           Claim Procedure.  If a claim for Losses (a “Claim”) is to be made by any Purchaser Indemnified Person or Seller Indemnified Person (an “indemnified party”) pursuant to Section 7.2 or Section 7.3, respectively, such indemnified party shall give written notice (a “Claim Notice”) to (i) Seller, in the case of indemnification pursuant to Section 7.2, and (ii) Purchaser, in the case of indemnification pursuant to Section 7.3 (the recipient of such notice referred to below as the “indemnifying party”), in either case reasonably promptly after such indemnified party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 7.2 or Section 7.3, as the case may be. If any claim, action, litigation, suit or proceeding (an “Action”) is filed or instituted against any indemnified party with respect to a matter subject to indemnity hereunder, notice thereof (a “Third Party Notice”) shall promptly be given to the indemnifying party.  The failure of any indemnified party to give timely notice hereunder shall not affect such indemnified party’s rights to indemnification hereunder, except to the extent such delay or failure prejudices the indemnifying party’s ability to defend such Claim or Action or mitigate any Losses resulting therefrom.  After receipt of a Third Party Notice, the indemnifying party shall have the right, by providing written notice acknowledging such indemnifying party’s obligation to indemnify the indemnified party pursuant to Section 7.2 or 7.3, as applicable, to (i) take control of the defense and investigation of such Action, (ii) employ and engage attorneys of its own choice (subject to the approval of the indemnified party, such approval not to be unreasonably withheld or delayed) to handle and defend the same, at the indemnifying party’s sole cost, risk and expense, and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party; provided that such consent will not be required if such settlement includes an unconditional release of the indemnified party and otherwise provides solely for payment of monetary damages for which the indemnified party will be indemnified in full. The indemnified party shall, at the expense of the indemnifying party, cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such Action and any appeal arising therefrom, and the indemnified party may, at its own cost, further participate in the investigation, trial and defense of such Action and any appeal arising therefrom; provided, however, that if the indemnifying party elects not to assume such defense and investigation or does not acknowledge in writing within twenty (20) days after receipt of the Third Party Notice (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of such indemnified party to defend such claim) its obligation to indemnify the indemnified party against any Losses arising from such Action, the indemnified party may (upon delivering notice to such effect to the indemnifying party) retain separate counsel and defend, compromise and settle such Action (all at the cost and expense of the indemnifying party), and the indemnifying party shall have the right to participate therein at its own cost. Notwithstanding the indemnifying party’s election to assume the defense of such Action, the indemnified party shall have, upon giving prior written notice to the indemnifying party, the right to employ separate counsel and to participate in the defense of such Action, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel for the indemnified party in each jurisdiction if, but only if, the indemnified party shall have reasonably concluded in good faith that (x) an actual or potential conflict of interest (including one or more legal defenses or counterclaims available to it or to other indemnified parties which are different from or additional to those available to the indemnifying party) makes it inappropriate in the reasonable good-faith judgment of the indemnified party (upon and in conformity with the advice of counsel) for the same counsel to represent both the indemnified party and the indemnifying party or (y) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the indemnified party or its Affiliates.

ARTICLE VIII
CONDITIONS TO CLOSING; TERMINATION

8.1           Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties, have or would reasonably be expected to have a Material Adverse Effect.

(b)           On or prior to the Closing Date, Seller shall have performed and complied in all material respects with all of the covenants to be performed or complied with by it at or prior to the Closing Date.

(c)           Purchaser shall have received a certificate signed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 8.1(a) and 8.1(b) is satisfied.

(d)           No temporary restraining order, preliminary or permanent injunction, stay, decree or other judgment or order (each, an “Order”) shall have been enacted, issued, promulgated, enforced or entered by a court of competent jurisdiction and remain in effect that prohibits or renders illegal the consummation of the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be entitled to invoke this condition if Purchaser has failed to use the efforts required of it pursuant to Section 6.2 to avoid entry of such Order to cause such Order to be challenged or overturned.

(e)           Purchaser shall have received the stock certificates in respect of the Shares currently in Purchaser’s possession.

(f)           Seller and RTCN shall have entered into a license agreement under which Seller will license RTCN the software and source code that was created for Seller by Fountain Equity Investments Companies, L.L.C. (dba BlueSpot Web Solutions) (“BlueSpot”) and/or certain of its affiliates (the “Source Code License Agreement”).

(g)           Seller, RTCN and BlueSpot shall have entered into an assignment, assumption and consent agreement in respect of the maintenance agreement, dated June 23, 2010, between Seller and BlueSpot (the “Assignment Agreement”).

(h)           Seller shall have executed option extension agreements extending the exercise period of the options to purchase 2,150,000 shares of Common Stock outstanding following the Closing, in accordance with the list of option holders previously provided to Seller by Egide.

8.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of Purchaser and Egide set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties, have or would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

(b)           On or prior to the Closing Date, Purchaser and Egide shall have performed and complied in all material respects with all of the covenants to be performed or complied with by them at or prior to the Closing Date.

(c)           Seller shall have received a certificate signed by an authorized officer of Purchaser to the effect that each of the conditions specified above in Sections 8.1(a) and 8.2(b) is satisfied.

(d)           Seller shall have received a certificate signed by Egide to the effect that each of the conditions specified above in Sections 8.1(a) and 8.2(b) is satisfied.

(e)           No Order shall have been enacted, issued, promulgated, enforced or entered by a court of competent jurisdiction and remain in effect which prohibits or renders illegal the consummation of the transactions contemplated by this Agreement; provided, however, that Seller shall not be entitled to invoke this condition if Seller has failed to use the efforts required of it pursuant to Section 6.2 to avoid entry of such Order to cause such Order to be challenged or overturned.

(f)           Seller shall have received releases duly executed by each of Egide and Michael D. Bard with respect to past fees owed to them by Seller for consulting services, in a form satisfactory to Seller.

(g)           Seller shall have received the stock certificates in respect of the Shares Consideration, with stock powers, signature guaranteed, duly executed in blank.

(h)           Seller shall have received non-competition and non-solicitation agreements, duly executed by each director and officer of Purchaser, in a form satisfactory to Seller.

(i)           The Parties shall have received all required governmental, regulatory and third-party consents, approvals and authorizations.

(j)           Seller shall have received a Domain Name Assignment with respect to the “gprm.net” domain name, in a form satisfactory to Seller.

(k)           RTCN and Seller shall have entered into the Source Code License Agreement.

(l)           RTCN, Seller and BlueSpot shall have entered into the Assignment Agreement.

(m)           Seller shall have received a letter agreement, executed by Egide, representing that certain options to purchase an aggregate of 750,000 shares of Common Stock have either expired or have been voluntarily forfeited, in a form satisfactory to Seller (the “Options Representation Letter”).

(n)           Seller shall have received executed option extension agreements extending the exercise period of options to purchase 2,150,000 shares of Common Stock outstanding following the Closing, in accordance with the list of optionholders previously provided to Seller by Egide, from each of the holders thereof.

8.3           Termination of Agreement.  This Agreement may be terminated as follows:

(a)           By the mutual written consent of Seller and Purchaser;

(b)           By either Seller or Purchaser if the closing contemplated by Section 1.3 hereof has not occurred by the close of business on May 10, 2011 (the “End Date”) and if the failure to consummate the transactions contemplated hereby on or before such date pursuant to the terms of this Agreement did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein;

(c)           By either Seller or Purchaser in the event that any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; and

(d)           By Seller if Purchaser or Egide has breached any representation, warranty, covenant or agreement contained herein such that the closing conditions set forth in Section 8.2(a) or (b) would not be satisfied, and such breach has not been cured and could not be cured by the earlier of (i) thirty (30) days after the date on which written notice of such breach is given to the party committing such breach and (ii) the End Date.

(e)           By Purchaser if Seller has breached any representation, warranty, covenant or agreement contained herein such that the closing conditions set forth in Section 8.1(a) or (b) would not be satisfied, and such breach has not been cured and could not be cured by the earlier of (i) thirty (30) days after the date on which written notice of such breach is given to the party committing such breach and (ii) the End Date.

(f)           By Purchaser if (i) Seller or the Companies manually counter-sign any written agreement, arrangement, letter of intent or understanding relating to a proposed Superior Proposal received from a third party, whether conditional or not, with respect to the Companies and/or a Takeover Proposal received from a third party, other than a non-disclosure agreement or confidentiality agreement; or (ii) a tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of capital stock of Seller that does not respect the terms of this Agreement is commenced and the Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, the taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer).

(g)           By Seller if the Board, acting by a majority of the entire Board shall approve, and the Companies and Seller shall concurrently with such termination enter into, a definitive agreement, arrangement or understanding, whether conditional or not, providing for the implementation of a Superior Proposal with respect to the Companies, so long as: (i) Seller and the Companies are not then and have not been in breach of any of their obligations under Section 6.7; (ii) the Board shall have authorized Seller or the Companies, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Companies, and Seller and the Companies notify Purchaser in writing that Seller and the Companies intend to enter into such an agreement, describing the material terms of such agreement (including any amendments, supplements or modifications) to such notice; (iii) during the five (5) Business Day period following Purchaser’s receipt of such notice, (A) Seller and the Companies shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused their respective legal advisors to have offered to negotiate with (and, if accepted, negotiated with) Purchaser to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would make this revised Agreement more favorable from a financial point of view to the stockholders of Seller than the noticed Superior Proposal to enable Seller and the Companies to proceed with the transactions contemplated by this Agreement, and (B) the Board shall have concluded, after considering the results of such negotiations and the revised proposals made by Purchaser, if any, that (1) any Superior Proposal giving rise to such notice continues to be a Superior Proposal and (2) after consultation with outside legal counsel, failure to take such deemed Superior Proposal would result in a breach of the Board’s fiduciary obligations to the stockholders of Seller under applicable law; and (iv) Seller terminates this Agreement within two (2) Business Days following the five (5) Business Day period referred to above.

8.4           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.3, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any Party hereto or any of such Party’s stockholders, officers, directors, managers, employees, agents, other representatives or Affiliates, except that (a) Sections 8.4 (Effect of Termination), 9.4(a) (Entire Agreement), 9.4(b) (Governing Law), and 9.8 (Expenses) shall survive in accordance with their terms and (b) nothing herein shall relieve any Party from liability for any willful breach of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1           Definitions.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“Action” has the meaning set forth in Section 7.5.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment Agreement” has the meaning set forth in Section 8.1(g).

“Board” has the meaning set forth in Section 3.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“BlueSpot” has the meaning set forth in Section 8.1(f).

“Claim” has the meaning set forth in Section 7.5.

“Claim Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in Section 6.9(a).

“Common Stock” has the meaning set forth in Section 1.2.

“Companies” has the meaning set forth in the Preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Companies or their customers, independent contractors or other business relations.  Confidential Information includes, but is not limited to, the following:  (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Companies’ customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

“Egide” has the meaning set forth in the Preamble.

“End Date” has the meaning set forth in Section 8.3(b).

“GAAP” means U.S. generally accepted accounting principles, applied in a manner consistent with the Companies’ past practice.

“Governmental Entity” means any U.S. federal, state, local or foreign court, arbitrator or arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“indemnified party” has the meaning set forth in Section 7.5.

“indemnifying party” has the meaning set forth in Section 7.5.

“Knowledge of Purchaser” means, with respect to facts and circumstances occurring on or prior to December 7, 2010, the knowledge of Egide or Michael Bard, after due inquiry and, with respect to facts and circumstances occurring on or after December 8, 2010, the actual knowledge of Egide or Michael Bard.

“Knowledge of Seller” means the actual knowledge of R. Jarrett Lilien, J. Leslie Whiteford or Stephen Ferrando.

“Lien” means any lien, charge, encumbrance, security interest, voting agreement, voting trust, voting or transfer restriction, right of first refusal, proxy, claim or right of others of whatever nature.

“Losses” means any and all costs, including investigation costs, damages, liabilities, obligations, disbursements, losses, debts, charges, judgments, fines, penalties, amounts paid in settlement, claims, fees and expenses (including but not limited to reasonable attorneys’ fees and expenses) but shall not include any incidental, consequential, punitive or other special damages.  The amount of any Losses for which indemnification is provided under any provision of this Agreement shall be reduced, dollar for dollar, by any insurance proceeds actually received by any indemnified party in respect of such Losses and any Tax benefits attributable to such Losses.

“Lower Subsidiary” has the meaning set forth in the Preamble.

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Companies and the Lower Subsidiary, taken as a whole.

“Options Representation Letter the meaning set forth in Section 8.2(m).

“Order” has the meaning set forth in Section 8.1(d).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” means an individual, a corporation, a limited liability company, a partnership (limited or general), an association, a company, a trust, a joint venture, an unincorporated organization, a private agency or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pre-Closing Taxes” means any and all Taxes imposed on or with respect to the Companies or the Lower Subsidiary for all taxable periods (or portions thereof) ending on or prior to the Closing Date; provided that Pre-Closing Taxes shall not include any Taxes arising from any action taken by Purchaser, the Companies or the Lower Subsidiary after the Closing.  With respect to taxable periods that include but do not end on the Closing Date, (i) income Taxes shall be allocated by means of a closing of the books as of the close of business on the Closing Date; and (ii) personal property, ad valorem and other Taxes for such periods not based on income, gain, expenses or any combination thereof, shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after such day in proportion to the number of days in each such period.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Persons” means Purchaser and its Affiliates and each of their respective stockholders, partners, members, managers, directors, officers, employees, agents, Affiliates, representatives and consultants and each of their respective heirs, executors, owners, successors and assigns.

“RTCK” has the meaning set forth in the Preamble.

“RTCK Shares” means the outstanding registered shares of a stated value of $0.05 of RTCK.

“RTCN” has the meaning set forth in the Preamble.

“RTCN Shares” means the outstanding shares of common stock, par value $0.001 per share, of RTCN.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meanings set forth in the Preamble.

“Seller Indemnified Persons” means Seller and its Affiliates and each of their respective stockholders, partners, members, managers, directors, officers, employees, agents, Affiliates, representatives and consultants and each of their respective heirs, executors, owners, successors and assigns.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.3.

“Seller Parties” has the meaning set forth in Section 4.5(a).

“Shares” means the RTCN Shares and the RTCK Shares.

“Shares Consideration” has the meaning set forth in Section 1.2.

“Solvent” means, with respect to Purchaser, that Purchaser’s total assets, calculated as of the specified date of determination, exceed Purchaser’s total liabilities, calculated as of such date.

“Source Code License Agreement” has the meaning set forth in Section 8.1(f).

“Subsidiary” as to any Person means any corporation or other form of legal entity of which such Person beneficially owns, either directly or through its Affiliates, fifty percent (50%) or more of the total combined voting power of all classes of voting securities of such entity.

“Superior Proposal” means a bona fide, written Takeover Proposal (a) on terms and conditions that the Board determines in its good faith judgment (after taking into account all the terms and conditions of such Takeover Proposal) are more favorable from a financial point of view to the stockholders of Seller than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Purchaser in response thereto), (b) the conditions to the consummation of which are all capable of being satisfied on or before June 30, 2011, and (c) which the Board determines is reasonably capable of being consummated.

“Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Companies, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or any portion of the assets of the Companies, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, (A) of the Companies or (B) representing 20% or more of the voting power of the capital stock of Seller or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Seller, the Companies or any of their Subsidiaries, including, without limitation, the Companies, or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement.  Notwithstanding anything else contained herein to the contrary, the term “Takeover Proposal” shall not include a proposal involving Seller, so long as such proposal recognizes the transactions contemplated by this Agreement and agrees to be bound by the terms and conditions of this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Indemnities” has the meaning set forth in Section 6.4(d).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with a governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Notice” has the meaning set forth in Section 7.5.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

9.2           Amendment and Waiver.  No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Seller and Purchaser and, solely with respect to Article V, Sections 6.4 and 6.9, Article VII and Article IX, Egide.  Any failure of any Party to comply with any obligation, agreement or condition hereunder may be waived only in writing by the other Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	If to Seller,
Global Pari-Mutuel Services, Inc.
500 Fifth Avenue, Suite 810
New York, New York 10110
	Attention:	R. Jarrett Lilien, Chief Executive Officer
	Telephone:	(917) 338-7301
	Facsimile:	(203) 724-1855

with a copy to

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
	Attention:	Robert H. Friedman, Esq.
Kenneth M. Silverman, Esq.
	Telephone:	(212) 451-2300
	Facsimile:	(212) 451-2222

and

Rayner Rowe LLP
75 Rockefeller Plaza, 20th Floor
New York, New York 10019
	Attention:	Daniel Rayner, Esq.
	Telephone:	(212) 763-5069
	Facsimile:	(212) 937-4680

(b)		If to Purchaser or Egide,

Platinum Pari-Mutuel Group
1231 Honeysuckle Lane
Chandler, Arizona 85248
	Attention:	James A. Egide
	Telephone:	(415) 302-8621
	Facsimile:	(480) 883-2282

with a copy to

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, Utah 84111
	Attention:.	Brian G. Lloyd, Esq
	Telephone:	(801) 257-7964
	Facsimile:	(801) 532-7750

9.4           Entire Agreement; Assignment; Governing Law.  This Agreement, along with the other documents referred to herein:

(a)           constitutes the entire Agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof;

(b)           shall be governed by and be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof to the extent that the general application of the laws of another jurisdiction would be required thereby; and

(c)           shall not be assignable by any Party without the express prior written consent of the other.

9.5           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.6           Equitable Remedies; Jurisdiction.  Each Party hereby acknowledges and agrees that monetary damages would not be a sufficient remedy for, and the other Party would be irreparably harmed by, any breach by it of this Agreement and that the Parties shall be entitled to specific performance and injunctive or other equitable relief, without payment of bond or security, as remedies for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available to any Party at law or in equity.  Each Party hereby submits to the exclusive jurisdiction of the federal and state courts located in New York, New York for the purpose of (a) adjudicating any claim for equitable relief arising hereunder, (b) entering and enforcing any arbitration award issued hereunder, and each Party hereby waives any objection to such jurisdiction, whether on the grounds of hardship, inconvenience or otherwise. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING FROM OR RELATING TO THIS AGREEMENT.

9.7           Interpretation.  In interpreting this Agreement, the following rules of construction shall apply:

(a)           The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           All uses of the word “including” and related grammatical forms shall be understood to be without limitation; nouns and pronouns of the masculine or feminine grammatical gender shall be understood as including persons of both sexes as applicable; and nouns and pronouns (including all defined terms) that are grammatically singular or grammatically plural shall be understood to refer to one or more objects to which such nouns or pronouns apply as may be required by the context.

(c)           Any ambiguities in this Agreement shall be interpreted in the light of the intentions of the Parties at the time this Agreement was made and shall not be interpreted for or against any Party on the basis that such Party was responsible or primarily responsible for the drafting of this Agreement.

9.8           Expenses.  All costs and expenses (including all legal and accounting fees) relating to this Agreement, the negotiations preceding, and the transactions contemplated by, this Agreement shall be paid by the Party incurring such costs and expenses.

9.9           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.10           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Signatures delivered by facsimile shall have the same effect as if original signatures were delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PLATINUM PARI-MUTUEL GROUP

By:	/s/ James A. Egide
	Name:	James A. Egide
Title:

GLOBAL PARI-MUTUEL SERVICES, INC.

By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	Chief Executive Officer

The undersigned hereby agrees to be bound by the provisions of Article V, Sections 6.4 and 6.9 and Article IX of this Agreement.

/s/ James A. Egide
JAMES A. EGIDE